EXHIBIT INDEX

          Exhibit No.                        Description

           24-A               -    Certified  copy  of  resolution  of  the
                                   Executive  Committee  of  the  Company's
                                   Board    of    Directors     authorizing
                                   attorney-in-fact     to     sign     the
                                   registration statement.


















































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